Exhibit 16

CONSENT OF SRK CONSULTING (UK) LIMITED

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2005 (the “Annual Report”) of Cumberland Resources Ltd. (the “Company”), filed with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our name under the heading “Narrative Description of Business -- Meadowbank Gold Project, Nunavut Territory, Canada” in the Company’s Annual Information Form for the year ended December 31, 2005 (the “Annual Information Form”) which is included as part of the Annual Report, and to all other references to our name included or incorporated by reference in the Annual Report, and we further consent to the reliance in the Annual Report on our independent due diligence audit of the Feasibility Study Technical Report (as defined in the Annual Information Form) which the Company used, or directly quoted from, in preparing summaries concerning the Meadowbank Gold Project, which appear in such Annual Report.

SRK Consulting (UK) Limited

By:

/s/ Mike Armitage____

Name:

Dr. Mike Armitage

Title:

Managing Director

March 22, 2006